Report From The President

DATE:	February 18, 2021

FEDERAL HOME LOAN BANK OF NEW YORK
DECLARES A 5.00% DIVIDEND FOR THE FOURTH QUARTER OF 2020

I am pleased to announce that, on February 18, 2021, our Board of Directors approved a dividend for the fourth quarter of 2020 of 5.00% (annualized). The dollar amount of the dividend will be approximately $70.9 million. The cash dividend will be distributed on February 19, 2021.

Our strong performance throughout 2020 is reflected in our quarterly dividend payments, which total $331.6 million paid from 2020 income – a full-year dividend rate of 5.41 percent. Despite the uncertainties in our operating environment created by the ongoing pandemic, we remain focused on a serving as a stable source of liquidity for our members and a reliable partner to the communities we serve as we all work together to address the health and economic challenges presented by COVID-19.

The health and economic crises resulting from COVID-19 are unpredictable and may affect the environment in which the FHLBNY operates. The low interest rate environment, as well as changes to market and business conditions, may negatively impact the FHLBNY’s financial performance and level of dividends. The FHLBNY will continue to assess the potential effects of changes in the environment on its financial performance and dividend strategy.

We will publish our 2020 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed on or about March 19, 2021.

Sincerely,

José R. González
President and CEO
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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

FEDERAL HOME LOAN BANK OF NEW YORK ● 101 PARK AVENUE ● NEW YORK, NY 10178 ● T: 212.681.6000 ● WWW.FHLBNY.COM